Exhibit 2.1
THIRD AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This Third Amendment to Business Combination Agreement (this “Amendment”) is made and entered into as of September 13, 2023, by and among Home Plate Acquisition Corporation, a Delaware corporation (“SPAC”), and Heidmar Inc., a company organized and existing under the laws of Marshall Islands (the “Company”).

WHEREAS, SPAC and the Company are party to that certain Business Combination Agreement, dated as of March 19, 2023 (the “BCA”), as amended by that certain First Amendment to the Business Combination Agreement, dated as of July 17, 2023 (the “First Amendment”) and further amended by that certain Second Amendment to the Business Combination Agreement, dated as of August 2, 2023 (the “Second Amendment”);

WHEREAS, Section 13.8 of the BCA permits amendment of the BCA by execution of a written instrument signed by each of SPAC and the Company; and

WHEREAS, SPAC and the Company, desire to further amend the BCA as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.          Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed to them in the BCA.

2.          Amendments to BCA. The BCA is hereby amended and modified in the following manner:

(a)          Termination.  Section 11.1(e) of the BCA, as amended, is hereby amended and restated in its entirety to read as follows:

“by written notice by the Company to SPAC on (or within three Business Days after) September 18, 2023 (the “Company Termination Notice Date”), if (and only if), prior to such date, the Company has conducted good faith marketing efforts with potential PIPE Investors regarding the PIPE Investment, and following such marketing efforts the Company has determined, in its reasonable discretion, that the Parties will not be able to consummate a PIPE Investment on terms reasonably satisfactory to the Company prior to the Outside Date.  The Company’s termination right pursuant to this Section 11.1(e) shall expire three Business Days after the Company Termination Notice Date and the Company shall have no further right to terminate this Agreement pursuant to this Section 11.1(e);”

3.          Ratification. Except as modified by this Amendment, the First Amendment and the Second Amendment, the BCA remains unchanged and in full force and effect in its entirety, and is hereby ratified and confirmed in all respects. Whenever the BCA is referred to in the BCA or in any other agreements, documents and instruments, such reference shall be deemed to be to the BCA as amended by this Amendment. Notwithstanding the foregoing, references to the date of the BCA, and references to “the date hereof” and “the date of this Agreement” or words of like import shall continue to refer to March 19, 2023.

4.          Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall be constitute one and the same agreement. The exchange of copies of this Amendment and of signature pages by facsimile transmission or portable document format shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original agreement for all purposes. Signatures of the parties transmitted by facsimile or portable document format shall be deemed to be their original signatures for all purposes.

5.          Governing Law. THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first written above.

SPAC:

HOME PLATE ACQUISITION CORPORATION

By: /s/ Dan Ciporin
Name: Dan Ciporin
Title: Chief Executive Officer

Company:

HEIDMAR INC.

By: /s/ Pankaj Khanna
Name: Pankaj Khanna
Title: Chief Executive Officer